Exhibit 99.1

Ecosphere Technologies, Inc.

Unaudited Condensed Pro Forma Balance Sheet

	March 31,			March 31,
	2013	(Unaudited)		2013
	(Unaudited)	Pro Forma		(Unaudited)
	As Reported	Adjustments		Pro Forma
Assets
Current assets
Cash and cash equivalents	$433,694	4,496,201	1,2	$4,929,895
Other current assets	4,664,459	(705,358)	1	3,959,101
Total current assets	5,098,153			8,888,996
Investment in EES	—	19,546,600	3	19,546,600
Property, plant and equipment, net	4,262,338	(3,256,336)	1	1,006,002
Other assets	163,933	(4,200)	1	159,733
Total Assets	$9,524,424			$29,601,331

Liabilities, Redeemable Convertible Cumulative Preferred Stock and Stockholders' Equity (Deficit)

Current liabilities	$5,670,647	(166,009)	1	$5,504,638
Long Term Liabilities	648,640	(7,743)	1	640,897
Total liabilities	6,319,287			6,145,535

Redeemable convertible cumulative preferred stock	3,658,461			3,658,461

Stockholders' Equity (Deficit)	(453,324)	20,250,659	4,5	19,797,335

Total Liabilities, Redeemable Convertible Cumulative Preferred Stock and Stockholders' Equity (Deficit)	$9,524,424			$29,601,331

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1 Represents reduction of assets and liabilities for carrying amounts on FNES on March 31, 2013.

2 Represents cash proceeds of $6 million from sale of 12% interest in FNES, less cash payment from proceeds to FNES to settle amounts due, less $150,000 broker fee paid to Ladenburg Thalmann & Co.

3 Represents the fair value of ETI’s 39.1% retained interest in EES.

4 Gain on deconsolidation.

5 Removal on non-controlling interest as of March 31, 2013.